Exhibit 99.1

For further information contact:
Steve Bono (COM) 630.663.2150
Ernie Mrozek (CFO) 901.766.1268
Marty Ketelaar (INV) 901.597.8847

Clayton, Dubilier & Rice:
Thomas Franco 212.407.5225

FOR IMMEDIATE RELEASE

August 29, 2007

SERVICEMASTER CONTINUES EXECUTIVE REALIGNMENT

GROUP PRESIDENT CROMIE TO LEAVE SERVICEMASTER

MEMPHIS, TN — August 29, 2007 — ServiceMaster announced today that, reflecting a planned realignment of its senior leadership reporting relationships, all business units will now report directly to J. Patrick Spainhour, Chief Executive Officer of ServiceMaster.

As a result, Group President Scott Cromie will be leaving the company to pursue other interests. Mr. Cromie had oversight responsibility for the American Home Shield, InStar Services and ServiceMaster Clean and Merry Maids franchise business units.

“We thank Scott for his dedicated service to the company and its customers,” said Mr. Spainhour. “We will miss his commitment and insight, and wish him well in his future endeavors.”

Mr. Cromie began his career with American Home Shield in 1986 and after serving in a number of senior management positions, was appointed President and Chief Operating Officer in 1996. Scott earned a BS in Commerce from Santa Clara University in 1978 and his CPA in 1981.

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.